Filed pursuant to Rule 424(b)(3)
File No. 333-196302

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.
SUPPLEMENT NO. 12, DATED MARCH 23, 2015,
TO THE PROSPECTUS, DATED AUGUST 20, 2014

This prospectus supplement, or this Supplement No. 12, is part of the prospectus of American Realty Capital Healthcare Trust III, Inc., or the Company, dated August 20, 2014, or the Prospectus, as supplemented by Supplement No. 1, dated September 23, 2014, or Supplement No. 1, Supplement No. 2, dated October 20, 2014, or Supplement No. 2, Supplement No. 3, dated October 22, 2014, or Supplement No. 3, Supplement No. 4, dated November 6, 2014, or Supplement No. 4, Supplement No. 5, dated November 21, 2014, or Supplement No. 5, Supplement No. 6, dated December 18, 2014, or Supplement No. 6, Supplement No. 7, dated January 9, 2015, or Supplement No. 7, Supplement No. 8, dated January 29, 2015, or Supplement No. 8, Supplement No. 9, dated February 4, 2015, or Supplement No, 9, Supplement No. 10, dated February 19, 2015, or Supplement No. 10, and Supplement No. 11, dated March 16, 2015, or Supplement No. 11. This Supplement No. 12 supplements, modifies or supersedes certain information contained in the Prospectus and Supplement Nos. 1 through 11 and should be read in conjunction with the Prospectus and Supplement Nos. 1 through 11. This Supplement No. 12 will be delivered with the Prospectus and Supplement Nos. 1 through 11. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 12 is to update prior performance information.

S-1

PROSPECTUS UPDATES

Prior Performance Summary

The following disclosure hereby replaces in its entirety the section entitled “American Realty Capital Healthcare Trust, Inc.” under “Programs of Our Sponsor,” as included in Supplement No. 6.

“American Realty Capital Healthcare Trust, Inc.

American Realty Capital Healthcare Trust, Inc., or ARC HT, a Maryland corporation, was the fourth publicly offered REIT sponsored by American Realty Capital. ARC HT was organized on August 23, 2010 and qualified as a REIT beginning with the taxable year ended December 31, 2011. ARC HT filed its registration statement with the SEC on August 27, 2010 and became effective on February 18, 2011. As of April 6, 2014, the day prior to ARC HT’s listing on the The NASDAQ Global Select Market (“NASDAQ”), ARC HT had received aggregate gross offering proceeds of $1.8 billion, which included the sale of 174.3 million shares in its public offering and $80.0 million from its distribution reinvestment plan. On April 7, 2014, ARC HT listed its common stock on the NASDAQ under the symbol “HCT,” or the HCT Listing. In connection with the HCT Listing, ARC HT commenced an offer to purchase up to 13,636,364 shares of its common stock at a price equal to $11.00 per share or an aggregate of $150.0 million in shares of common stock from its stockholders. The offer closed on May 2, 2014 and ARC HT purchased 13.6 million of its common stock at a purchase price of $11.00 per share, for an aggregate cost of $150.0 million, excluding fees and expenses related to the offer. On June 1, 2014, ARC HT entered into an Agreement and Plan of Merger with Ventas, Inc. (“Ventas”), a Delaware corporation and its subsidiary. The merger was approved by both companies’ boards of directors and was subsequently approved by ARC HT’s stockholders on January 15, 2015. The merger closed on January 16, 2015, pursuant to which ARC HT merged into a subsidiary of Ventas and trading of ARC HT’s shares was suspended at market close on that date. At the effective time of the merger, each share of common stock, par value $0.01 per share, of ARC HT issued and outstanding immediately prior thereto was converted into the right to receive either (i) 0.1688 of a share of common stock, par value $0.25 per share, of Ventas, with cash paid in lieu of fractional shares, or (ii) $11.33 in cash, at the election of each ARC HT stockholder. As of the closing of the merger, ARC HT owned 156 healthcare-related properties and one preferred equity investment, with an aggregate purchase price of $2.3 billion. On January 16, 2015, the date on which the merger between ARC HT and Ventas closed, the closing price per share of Ventas was $78.00.”

The following disclosure hereby replaces in its entirety the section entitled “American Realty Capital Healthcare Trust II, Inc.” under “Programs of Our Sponsor,” as included in Supplement No. 6.

“American Realty Capital Healthcare Trust II, Inc.

American Realty Capital Healthcare Trust II, Inc., or ARC HT II, a Maryland corporation, is the eleventh publicly offered REIT sponsored by American Realty Capital. ARC HT II was incorporated on October 15, 2012 and qualified to be taxed as a REIT beginning with the taxable year ended December 31, 2013. On October 31, 2012, ARC HT II filed its registration statement with the SEC, which was declared effective by the SEC on February 14, 2013. As of December 31, 2014, ARC HT II received aggregate gross proceeds of $2.1 billion, which includes the sale of 81.9 million shares in its public offering and $42.9 million from its distribution reinvestment plan. As of December 31, 2014, ARC HT II owned 118 properties with an aggregate purchase price of $1.6 billion and containing 6.3 million rental square feet in aggregate. As of September 30, 2014, ARC HT II had incurred, cumulatively to that date, $229.1 million in offering costs for the sale of its common stock and $21.6 million for acquisition costs related to its portfolio of properties. ARC HT II’s initial public offering closed in November 2014.”

S-2